HOME EQUITY ASSET TRUST 2006-8

DERIVED INFORMATION [10/25/06]

[$1,117,225,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$1,128,725,100]
Total Certificates Offered & Non-Offered
(Approximate)

Home Equity Pass-Through Certificates, Series 2006-8

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any —indications of interest“ expressed by you, and any —soft circles“ generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Home Equity Asset Trust 2006-8 Credit Suisse Securities (USA) LLC

Disclaimer

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 11/01/06 cutoff date. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Portfolio Summary

Total Number of Loans: 649

Total Outstanding Loan Balance ($): 104,911,546

Total Expected Collateral Balance ($): 1,150,000,100

Total Expected Collateral Balance - Selection ($): 105,328,769 Average Loan Current Balance ($): 161,651

Weighted Average Original LTV (%) *: 74.3 Weighted Average Coupon (%): 9.33 Arm Weighted Average Coupon (%): 9.26 Fixed Weighted Average Coupon (%): 9.60 Weighted Average Margin (%): 6.27 Weighted Average FICO (Non-Zero): 529 Weighted Average Age (Months): 3

%First Liens: 99.6

Second Liens: 0.4

%Arms: 80.5 % Fixed: 19.5 %Interest Only: 0.3

% of Loans with Mortgage Insurance: 0.0

		Total	%		WA
Current Rate (%)	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
5.51 - 6.00	1	123,925	0.1	6.00	80.0	451
6.01 - 6.50	1	147,900	0.1	6.50	80.0	523
6.51 - 7.00	4	1,123,975	1.1	6.85	83.3	544
7.01 - 7.50	7	1,241,301	1.2	7.45	71.6	525
7.51 - 8.00	42	9,048,626	8.6	7.77	70.6	530
8.01 - 8.50	55	10,910,607	10.4	8.36	69.8	534
8.51 - 9.00	109	19,376,243	18.5	8.83	75.5	530
9.01 - 9.50	125	20,908,224	19.9	9.33	74.4	532
9.51 - 10.00	131	21,404,744	20.4	9.79	76.1	527
10.01 - 10.50	74	9,185,729	8.8	10.31	76.4	527
10.51 - 11.00	59	7,170,068	6.8	10.81	74.0	524
11.01 - 11.50	15	1,503,505	1.4	11.26	78.0	519
11.51 - 12.00	18	1,788,350	1.7	11.81	77.3	514
12.01 >=	8	978,348	0.9	12.52	57.8	513
Total:	649	104,911,546	100.0	9.33	74.3	529
Max: 12.99 Min: 6.00 Wgt Avg: 9.33

		Total	%		WA
FICO	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
451 -475	2	208,596	0.2	6.60	80.0	453
476 - 500	6	754,870	0.7	10.06	79.5	498
501 - 525	256	40,498,781	38.6	9.63	72.2	514
526 - 550	385	63,449,298	60.5	9.13	75.6	539
Total:	649	104,911,546	100.0	9.33	74.3	529
Max: 549 Min: 451 Wgt Avg: 529

Scheduled Balance	No of Loans	Total Scheduled Balance	Scheduled Balance	WAC %	WA OLTV* %	WA FICO
<= 50,000	27	1,118,476	1.1	10.04	67.7	525
50,001 – 100,000	183	13,606,060	13.0	9.97	75.0	529
100,001 - 150,000	160	19,651,554	18.7	9.30	75.1	528
150,001 - 200,000	107	18,671,470	17.8	9.29	71.8	526
200,001 - 250,000	66	14,723,753	14.0	9.29	72.5	531
250,001 - 300,000	32	8,795,632	8.4	9.09	73.3	529
300,001 - 350,000	31	10,021,163	9.6	9.26	76.5	530
350,001 -400,000	21	7,732,058	7.4	9.08	76.8	531
400,001 -450,000	10	4,319,187	4.1	9.04	69.1	526
450,001 - 500,000	7	3,397,919	3.2	8.77	80.5	528
500,001 - 550,000	2	1,045,798	1.0	8.90	85.0	544
550,001 - 600,000	1	597,893	0.6	9.25	80.0	522
600,001 - 650,000	2	1,230,584	1.2	9.57	85.0	540
Total:	649	104,911,546	100.0	9.33	74.3	529
Max: 618,813.89 Min: 19,918.76 Avg: 161,651.07

	No of	Total Scheduled	% Scheduled	WAC	WA OLTV*	WA
Original LTV (%) *	Loans	Balance	Balance	%	%	FICO
<= 50.0	41	5,093,324	4.9	9.19	39.3	530
50.1 - 55.0	19	3,113,400	3.0	8.90	53.2	526
55.1 - 60.0	26	5,473,667	5.2	9.40	58.3	525
60.1 - 65.0	46	7,759,003	7.4	9.20	63.4	526
65.1 - 70.0	64	11,425,097	10.9	9.28	68.7	528
70.1 - 75.0	100	16,692,140	15.9	9.50	74.1	525
75.1 - 80.0	180	28,517,247	27.2	9.28	79.6	528
80.1 - 85.0	124	18,146,922	17.3	9.37	84.8	533
85.1 -90.0	37	7,113,777	6.8	9.49	89.7	542
90.1 - 95.0	2	986,075	0.9	8.10	95.0	531
95.1 - 100.0	10	590,893	0.6	10.46	99.0	525
Total:	649	104,911,546	100.0	9.33	74.3	529
Max: 100.0 Min: 7.3 Wgt Avg: 74.3

	No of	Total Scheduled	% Scheduled	WAC	WA OLTV*	WA
Prepay Penalty in Years	Loans	Balance	Balance	%	%	FICO
0.00	193	28,226,403	26.9	9.66	73.9	529
0.50	2	237,525	0.2	9.11	67.9	532
1.00	22	4,946,897	4.7	9.25	68.4	527
2.00	214	38,701,767	36.9	9.20	74.2	529
3.00	178	28,333,044	27.0	9.21	75.3	529
5.00	40	4,465,909	4.3	9.12	78.8	525
Total:	649	104,911,546	100.0	9.33	74.3	529

	No of	Total Scheduled	% Scheduled	WAC	WA OLTV*	WA
Documentation Type	Loans	Balance	Balance	%	%	FICO
Full	489	73,521,734	70.1	9.15	77.1	529
Reduced	15	2,409,211	2.3	10.09	71.9	529
Stated Income / Stated Assets	145	28,980,601	27.6	9.72	67.5	529
Total:	649	104,911,546	100.0	9.33	74.3	529

		Total	%		WA
Occupancy Status	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Primary	642	103,907,531	99.0	9.32	74.4	529
Investor	7	1,004,014	1.0	9.99	64.8	527
Total:	649	104,911,546	100.0	9.33	74.3	529

		Total	%		WA
State	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
California	91	25,026,155	23.9	8.89	72.2	530
Florida	61	10,585,926	10.1	9.48	72.7	528
Illinois	39	6,529,920	6.2	9.50	74.9	530
Maryland	27	5,644,078	5.4	9.30	75.6	527
Arizona	26	4,532,988	4.3	9.46	70.6	525
Virginia	25	4,108,041	3.9	8.81	75.8	531
Pennsylvania	27	3,817,381	3.6	9.69	75.8	524
New York	16	3,785,684	3.6	9.62	62.5	521
Washington	17	3,604,622	3.4	9.15	71.8	530
Georgia	29	3,509,604	3.3	9.93	79.8	536
Ohio	35	2,853,578	2.7	9.46	81.8	525
Nevada	12	2,526,983	2.4	8.69	76.3	534
Michigan	25	2,277,223	2.2	9.94	79.3	532
New Jersey	14	2,265,958	2.2	9.28	70.6	542
Connecticut	10	1,930,062	1.8	9.09	77.5	530
Other	195	21,913,344	20.9	9.61	77.2	528
Total:	649	104,911,546	100.0	9.33	74.3	529

		Total	%		WA
Purpose	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Purchase	85	9,132,361	8.7	9.59	82.7	530
Refinance - Rate Tenn	42	5,665,636	5.4	9.45	77.2	532
Refinance - Cashout	522	90,113,548	85.9	9.29	73.3	529
Total:	649	104,911,546	100.0	9.33	74.3	529

		Total	%		WA
Product	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Ann 2128	299	44,190,961	42.1	9.50	73.0	526
Arm 2/28 - Balloon 40/30	98	23,715,476	22.6	8.93	76.1	535
Arm 2/28 - Balloon 45/30	1	321,185	0.3	9.38	89.5	544
Ann 2128 - Balloon 50130	3	703,796	0.7	8.81	80.0	531
Ann 2128 - Dual 40130	2	219,509	0.2	8.10	60.6	529
Ann 3127	53	8,462,398	8.1	9.43	72.9	526
Arm 3/27 - Balloon 40/30	29	6,553,026	6.2	8.71	75.3	525
Arm 3127 - Balloon 45130	1	245,908	0.2	9.25	67.4	547
Fixed Balloon 30/15	2	123,649	0.1	11.67	100.0	496
Fixed Balloon 40/30	13	2,478,583	2.4	9.34	78.6	536
Fixed Balloon 45/30	4	557,678	0.5	8.83	69.2	545
Fixed Balloon 50130	1	366,891	0.3	8.64	78.1	544
Fixed Rate	143	16,972,487	16.2	9.67	74.6	529
Total:	649	104,911,546	100.0	9.33	74.3	529

		Total	%		WA
Property Type	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Single Family Residence	564	86,143,813	82.1	9.31	74.4	528
PUD	48	12,027,195	11.5	9.47	76.2	531
Condo	20	3,108,636	3.0	9.17	74.3	528
2 Family	12	2,569,063	2.4	9.35	65.1	532
3-4 Family	5	1,062,838	1.0	9.35	65.2	535
Total:	649	104,911,546	100.0	9.33	74.3	529

Margin (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
0.01 -4.00	2	387,280	0.5	8.06	67.9	525
4.01 -4.50	3	690,473	0.8	7.67	70.4	545
4.51 - 5.00	16	3,364,083	4.0	8.29	70.2	518
5.01 - 5.50	86	16,382,623	19.4	8.87	73.8	528
5.51 - 6.00	111	20,710,082	24.5	9.27	71.2	527
6.01 - 6.50	99	15,109,676	17.9	9.41	76.3	530
6.51 - 7.00	60	10,689,392	12.7	9.42	76.3	529
7.01 -7.50	79	11,111,986	13.2	9.71	76.2	528
7.51 - 8.00	21	3,337,965	4.0	9.71	73.6	534
8.01 - 8.50	7	2,016,753	2.4	9.38	75.7	534
8.51 - 9.00	1	442,193	0.5	9.74	75.0	537
9.01 >=	1	169,752	0.2	9.60	77.3	535
Total:	486	84,412,258	100.0	9.26	74.1	528
Max: 9.10 Min: 2.33 Wgt Avg: 6.27

	No of	Total Scheduled	% Scheduled	WAC	WA OLTV*	WA
Months to Rate Reset	Loans	Balance	Balance	%	%	FICO
7 - 9	1	166,417	0.2	6.63	90.0	546
10 - 12	2	271,825	0.3	6.27	80.0	490
13 - 15	1	487,819	0.6	7.65	95.0	537
16 - 18	11	1,086,869	1.3	9.71	75.4	536
19 - 21	249	45,723,625	54.2	9.30	73.2	529
22 - 24	140	21,499,044	25.5	9.35	75.6	529
25 - 27	1	104,182	0.1	7.38	80.0	526
28 - 30	5	1,740,495	2.1	9.65	73.8	518
31 - 33	40	7,912,459	9.4	9.23	72.7	524
34 - 36	36	5,419,524	6.4	8.84	75.2	532
Total:	486	84,412,258	100.0	9.26	74.1	528
Max: 35 Min: 9 Wgt Avg: 23

	No of	Total Scheduled	% Scheduled	WAC	WA OLTV*	WA
Maximum Rate (%)	Loans	Balance	Balance	%	%	FICO
11.51 - 12.00	1	123,925	0.1	6.00	80.0	451
12.01 - 12.50	2	431,844	0.5	7.15	80.0	515
12.51 - 13.00	18	4,505,789	5.3	7.62	74.4	531
13.01 - 13.50	13	3,173,289	3.8	8.30	69.0	533
13.51 - 14.00	34	7,292,641	8.6	8.53	76.5	531
14.01 - 14.50	42	7,732,341	9.2	8.75	73.3	534
14.51 - 15.00	76	13,781,757	16.3	8.97	74.2	530
15.01 - 15.50	79	13,977,162	16.6	9.29	75.0	530
15.51 - 16.00	84	13,862,724	16.4	9.67	72.7	526
16.01 - 16.50	62	9,147,456	10.8	9.87	72.8	529
16.51 - 17.00	39	6,541,021	7.7	10.26	75.4	520
17.01 - 17.50	17	1,716,372	2.0	10.67	73.4	520
17.51 - 18.00	14	1,320,775	1.6	11.09	77.5	517
18.01 >=	5	805,164	1.0	11.87	81.2	526
Total:	486	84,412,258	100.0	9.26	74.1	528
Max: 18.60 Min: 12.00 Wgt Avg: 15.20

Minimum Rate (%)	No of Loans	Total Scheduled Balance	Scheduled Balance	WAC %	WA OLTV* %	WA FICO
5.51 - 6.00	7	1,017,219	1.2	9.27	74.4	530
6.01 - 6.50	6	1,173,768	1.4	8.40	60.6	521
6.51 - 7.00	8	1,978,283	2.3	8.64	71.2	528
7.01 - 7.50	7	1,294,275	1.5	8.12	70.0	524
7.51 - 8.00	35	7,956,480	9.4	7.83	71.6	530
8.01 - 8.50	44	9,777,437	11.6	8.44	71.9	531
8.51 - 9.00	80	14,382,005	17.0	8.84	75.9	530
9.01 - 9.50	98	16,483,775	19.5	9.34	74.8	534
9.51 - 10.00	100	17,631,701	20.9	9.79	75.5	526
10.01 - 10.50	53	6,788,690	8.0	10.30	76.7	526
10.51 - 11.00	31	3,619,319	4.3	10.81	71.6	517
11.01 - 11.50	7	958,794	1.1	11.26	76.1	521
11.51 >=	10	1,350,511	1.6	12.09	71.5	514
Total:	486	84,412,258	100.0	9.26	74.1	528
Max: 12.60 Min: 5.99 Wgt Avg: 9.12

	No of	Total Scheduled	% Scheduled	WAC	WA OLTV*	WA
Initial Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.00	4	593,981	0.7	9.03	75.2	529
1.50	108	17,384,408	20.6	9.21	72.4	525
2.00	175	32,716,857	38.8	9.13	73.8	528
3.00	199	33,717,012	39.9	9.41	75.2	531
Total:	486	84,412,258	100.0	9.26	74.1	528
Wgt Avg: 2.29
	No of	Total Scheduled	Scheduled	WAC	WA OLTV*	WA
Subsequent Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.00	369	65,403,648	77.5	9.29	74.8	530
1.50	111	17,788,973	21.1	9.18	72.5	525
2.00	6	1,219,637	1.4	8.97	60.9	520
Total:	486	84,412,258	100.0	9.26	74.1	528
Wgt Avg: 1.12

	No of	Total Scheduled	Scheduled	WAC	WA OLTV*	WA
Interest Only Period (Months)	Loans	Balance	Balance	%	%	FICO
0	647	104,597,229	99.7	9.33	74.3	529
60	2	314,317	0.3	6.57	85.3	535
Total:	649	104,911,546	100.0	9.33	74.3	529